Exhibit 10.3

November 16, 2006

Mr. Joseph L. Mullen

60 Tidewater Farm Road

Greenland, NH 03840

Dear Joe:

This letter agreement (the “Letter Agreement”) sets forth the terms on which you and Bottomline Technologies (de), Inc. (the “Company”) agree that you will be employed by the Company. Except as provided in Section 4 below, from this date forward this Letter Agreement shall supersede and replace your Amended and Restated Employment Agreement, dated as of November 21, 2002, as amended by your letter agreement dated as of September 30, 2005 (as amended, the “Employment Agreement”). This Letter Agreement shall not in any manner whatsoever affect your position on the Board of Directors of the Company.

1. Role and Period. The Company agrees to retain your services as an employee for (a) $300,000 per year for the period beginning on November 16, 2006 and ending on November 16, 2007 and (b) $150,000 per year for the period beginning on November 17, 2007 and ending on November 16, 2008, at which time your role and services will be re-evaluated. In your role as an employee, you agree to perform such services and undertake such duties and responsibilities to and for the Company as may be reasonably requested from time to time by the Company.

2. Expenses. The Company shall reimburse you for all reasonable business expenses incurred or paid by you in connection with the performance of your services hereunder, in accordance with expense reimbursement policies of the Company and your presentation of appropriate documentation.

3. Termination.

3.1 Either you or the Company may terminate your employment upon 30 days’ prior written notice to the other party or the Company may do so effective immediately upon written notice to you for “cause” (as defined below).

3.2 In the event your employment is terminated by the Company other than for “cause,” you shall be entitled to be paid (1) the full amount due you with respect to the remainder of the employment period described in Section 1 above, and (2) for any expenses incurred prior to the termination. In the event of your termination by the Company for “cause” or termination of your employment at your election, you shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims by you of every description against the Company with respect to services rendered during the employment period.

3.3 “Cause” shall mean you (A) have been convicted of a felony involving dishonesty, fraud, theft or embezzlement or any other felony or (B) have breached any of your material obligations under any agreement between you and the Company which imposes confidentiality, proprietary information, assignment of inventions, non-competition or similar obligations on you, as may be in effect from time to time.

4. Stock Options and Restricted Stock. In the event that, prior to November 21, 2008:

(a) a Change of Control shall occur, your right to exercise all unvested stock options shall become immediately exercisable in full and all vesting restrictions applicable to restricted stock awards shall lapse in full; and

(b) your employment with the Company is terminated in the manner described in Section 6.2, 6.3 or 6.4 of your Employment Agreement and pursuant to the terms of such provision, Section 6.5 of your Employment Agreement would have applied, you shall have a period of two years (or the remainder of the applicable option term if less than two years) after the date of such termination to exercise any Stock Options; provided, however, that such two year period of exercisability shall not apply to any grant of stock options granted prior to June 1, 2001 with an exercise price of less than $6.76 per share.

In addition, the provisions of Section 16 of the Employment Agreement shall remain in effect through November 21, 2008.

5. Vesting. You shall retain any and all rights you have under the Employment Agreement through November 21, 2008 with respect to the acceleration of any restricted stock and unvested options and the related exercise period solely by reason of any termination of your employment other than as a result of a termination by you of your employment that does not constitute an Involuntary Termination (as defined in the Employment Agreement). In addition, the provisions of Section 16 of the Employment Agreement shall remain in effect through November 21, 2008.

6. Section 409A. No payments that may be made pursuant to this Letter Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) may be accelerated or deferred by the Company or by you. Notwithstanding anything else to the contrary in this Letter Agreement, to the extent that any of the payments to be made hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a “specified employee,” then upon your termination (as defined under Section 409A), any such payment shall be delayed until the date that is six months and one day following your termination date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Letter Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section.

7. Taxes. All payments to be made to you under this Letter Agreement shall be subject to any required withholding of federal, state and local income and/or employment taxes.

8. Waiver. You agree that neither this Letter Agreement nor the transactions contemplated hereby constitutes an Involuntary Termination or a termination without Cause (as each such term is defined in the Employment Agreement) under the Employment Agreement.

9. Survival. In case any provision of this Letter Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10. Notices. All notices required or permitted under this Letter Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above (and, in the case of any notice to the Company, with a copy to John A. Burgess, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109), or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

11. Governing Law. This Letter Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Hampshire, without giving effect to conflict of laws provisions.

12. Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, provided, however, that your obligations as an employee of the Company are personal and shall not be assigned by you.

13. Entire Agreement. This Letter Agreement represents the entire agreement between the parties regarding the subject matter hereof, and, except as provided in Section 4 above, supersedes and replaces in its entirety the Employment Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year set forth above.

BOTTOMLINE TECHNOLOGIES (de), INC.

By:	/s/ JOSEPH L. BARRY, JR.
Joseph L. Barry, Jr.
Title:	Chairman of Compensation Committee

EMPLOYEE:

/s/ JOSEPH L. MULLEN
Joseph L. Mullen